EDITOR: The following information is for immediate release. If you have any questions, please contact John A. Featherman, III, Chairman and CEO of First Chester County Corporation at 484-881-4100, or john.featherman@1nbank.com.

NEWS RELEASE

First Chester County Corporation Reports Earnings for

Third Quarter 2008

West Chester, PA. – November 4, 2008 – First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County (the “Bank”), announced third quarter net income of $807 thousand for the three-months ended September 30, 2008 compared to $2.78 million for the three-months ended September 30, 2007. Basic earnings per share for the three months ended September 30, 2008 and September 30, 2007 was $0.16 and $0.54, respectively. Diluted earnings per share for the three months ended September 30, 2008 and September 30, 2007 was $0.16 and $0.53, respectively. Net income for the nine months ended September 30, 2008 was $4.17 million as compared to $5.93 million during the same period in 2007. Basic earnings per share for the nine months ended September 30, 2008 and 2007 was $0.80 and $1.15 respectively. Diluted earnings per share for the nine months ended September 30, 2008 and 2007 was $0.80 and $1.14, respectively.

The results for three and nine months ended September 30, 2008 were negatively impacted by certain events. In the third quarter of 2008, the company recorded a $1.44 million pretax loss from the write-down of assets, including an $850 thousand non-cash pretax other than temporary impairment loss on a $1 million Lehman Brothers Note held in the Bank’s investment portfolio, a $417 thousand pretax loss on a $13.8 million investment in the Reserve Primary Fund, a short term overnight money market fund, and a $169 thousand non-cash pretax write-down of property held as OREO. The aggregate after tax impact of these losses in the third quarter of 2008 is $948 thousand. The impairment write-down of the Lehman Note and the loss on the Reserve Primary Fund are presented on the asset impairment line of the

First Chester County Corporation

income statement while the write-down of OREO is presented on the gains (losses) on fixed assets and OREO line of the income statement. Our core earnings, a non-GAAP measure, is net income excluding the $948 thousand after tax impact from asset impairment and OREO write-down described above and was $1.8 million and $5.1 million for the three and nine months ended September 30, 2008.

When comparing results of 2008 to 2007 it is important to note certain events that impacted 2007 net income. The 2007 results include a $1.39 million pretax gain on the sale of facilities in the third quarter of 2007 and $507 thousand of pretax gains and interest income recorded in the second quarter of 2007 from the sale of a $5.9 million loan that had been on non-accrual status. The after tax impact of these 2007 events was a $1.2 million gain.

“Despite the difficult economic conditions and extremely volatile financial market, our core earnings and balance sheet remain strong.” said John A. Featherman, III, First Chester County’s Chairman and CEO. “Although our third quarter earnings were negatively impacted by the write down of investment securities and overnight investments, we continue to be “well capitalized,”(a) net interest income has increased and we have experienced healthy asset and deposit growth.”

Net interest income increased 7.0% and 3.9% for the three and nine months ended September 30, 2008 as compared to the same periods in 2007. When comparing 2008 net interest income to 2007, it is important to note that interest income in the second quarter of 2007 included the recognition of $282 thousand of income related to the sale of the non-accrual loan discussed above. Excluding this income in 2007, net interest income increased 5.2% for the nine months ended September 30, 2008 over the same period in 2007. The increases in net interest income were primarily due to decreases in interest expense for the three and nine months ended September 30, 2008 as compared to the same periods in 2007. These decreases in interest expense were driven mainly by decisions to decrease interest rates paid on deposits. These decisions reflected Federal Reserve rate reductions and market interest rate decreases. These decreases were partially offset by increases in deposits and FHLB borrowings. The increase in FHLB and

First Chester County Corporation

other borrowings coincided with the Bank’s decision to replace higher cost brokered CD funding with funding from lower cost Federal Home Loan Bank (“FHLB”) advances. Deposits increased 2.5% or $18.3 million from $743.2 million at September 30, 2007 to $761.5 million at September 30, 2008 while FHLB advances and other borrowings grew $63.2 million to $148.6 million, from $85.4 million at September 30, 2007. Excluding the decline in brokered CD balances, deposits increased 7.3% or $50.5 million from $695.7 million at September 30, 2007 to $746.2 million at September 30, 2008.

Partially offsetting the decreases in interest expense were decreases in interest income for the three and nine months ended September 30, 2008 as compared to the same periods in 2007. These decreases were primarily due to decreases in the rates earned on interest-earning assets, partially offset by growth in the loan portfolio. Gross loans and leases grew 12.4% or $89.4 million from $719.5 million at September 30, 2007, to $808.9 million at September 30, 2008.

Non-interest income decreased for the three and nine months ended September 30, 2008 as compared to the same period in 2007. These decreases were due, in part, to the $850 thousand pretax Lehman Note write-down, the $417 thousand pretax Reserve Primary Fund write-down, and the $169 thousand write-down of property held as OREO discussed above. The decreases in non-interest income were also due to a $1.39 million pretax gain recorded in the third quarter of 2007, related to the sale of facilities. The decrease for the nine month period was also due to a $225 thousand pretax gain recorded in the second quarter of 2007 related to the sale of the non-accrual loan that was previously mentioned. These comparative decreases in non-interest income were partially offset by $89 and $273 thousand of gains recorded on the sale of investment securities for the three and nine month periods of 2008, respectively. These sales occurred as a result of normal portfolio management. Excluding the items mentioned above, non-interest income for the three and nine months ended September 30, 2008 increased $174 thousand and $652 thousand, respectively, over the same periods in 2007. A large part of this increase is attributable to income from the Bank’s Bank-Owned Life Insurance Policies.

First Chester County Corporation

Non-interest expense increased for the three and nine months ended September 30, 2008 as compared to the same periods in 2007. These increases were primarily due to higher occupancy expense and an increase in FDIC insurance premiums in 2008 as compared to 2007. The higher occupancy expense was mainly due to the addition of the Longwood and Downingtown branches while the increase in the FDIC expense reflects the impact of 2006 legislation that increased FDIC premiums for all commercial banks. The increased premium does not indicate any change in the FDIC risk assessment for the Bank. Non-interest expense for the nine months ended September 30, 2008 includes a $417 thousand reduction of salary and benefits expense associated with loan origination costs not previously deferred in prior periods.

Income tax expense decreased $882 thousand and $959 thousand for the three and nine months ended September 30, 2008, respectively, mainly due to increases in permanent differences as a relative percentage of pretax income.

Total assets increased $87.4 million or 9.6% from December 31, 2007 and total deposits increased $56.6 million or 8.0% for the same period. FHLB advances and other borrowings increased $33.2 million or 28.8% from December 31, 2007. Gross loans and leases increased $65.5 million or 8.8% from December 31, 2007.

“First National has been serving Chester County for more than 144 years and despite the current economic crisis, we continue to be “well capitalized”(a) and serve our customers first. While other financial institutions are struggling to survive, we at First National see opportunity in these times by positioning ourselves for the future. In September, we announced an agreement to acquire American Home Bank and are extremely excited and proud of this announcement. We believe that this transaction will expand our geographic footprint and enhance our fee based income.” said Kevin C. Quinn, First National’s President.

First Chester County Corporation

During the three and nine months ended September 30, 2008, the Corporation recorded a $290 thousand and $950 thousand provision for loan and lease losses, respectively, as compared to $0 for the same periods in 2007. The increase in the provision for loan and lease losses was driven mainly by increased non-accrual loans and loan growth combined with the effects of a slowing economy. The percentage of non-accrual loans to gross loans was .38% at September 30, 2008 compared to .16% at December 31, 2007 and .14% at September 30, 2007. The allowance for loan and lease losses as a percentage of loans at September 30, 2008 was 1.07% compared to 1.05% at December 31, 2007 and 1.12% at September 30, 2007.

First National Bank of Chester County, a subsidiary of First Chester County Corporation, is the largest independent national bank headquartered in Chester County. First National has over 20 branch offices that provide quality financial services to individuals, businesses, government entities, non profit organizations and community service groups throughout the Chester, Montgomery and Delaware counties. Wealth Management and Trust Services are provided through First National Wealth Management, a division of First National Bank of Chester County. For more information, visit www.1nbank.com or call 1-877-FNB-0100.

Please refer to the attached financial data for further details.

(a)	The Bank is considered “well capitalized” as defined in the regulations issued pursuant to the FDIC Improvement Act of 1992.

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,188,205 shares outstanding and is traded in the over-the-counter market under the symbol of “FCEC.” For more information, please contact the Bank’s Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.

See attached data schedule for additional information.

First Chester County Corporation

First Chester County Corporation

Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA	September 30,		December 31,
	2008	2007	2007

Total assets	$ 1,002,196	$ 923,837	$ 914,781
Gross loans and leases	808,931	719,530	743,440
Allowance for loan and lease losses	8,637	8,041	7,817
Total investment securities	102,212	92,640	97,977
Deposits	761,519	743,221	704,898
Federal Home Loan Bank and other borrowings	148,585	85,400	115,384
Shareholders’ equity	67,352	66,232	67,979
Average assets	980,636	893,127	896,622
Average equity	69,260	63,882	64,772
Non-accrual loans	3,057	986	1,194

Financial Management Services
Assets under management & custody *	542,106	594,883	591,297

STATEMENT OF INCOME	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2008	2007	2008	2007

Interest income	$ 13,876	$ 14,381	$ 41,749	$ 42,226
Interest expense	5,326	6,390	17,172	18,582

Net interest income	8,550	7,991	24,577	23,644

Provision for loan and lease losses	290	-	950	-

Net interest income after	8,260	7,991	23,627	23,644
provision for loan and lease losses

Wealth management and advisory services	994	987	3,069	3,033
Service charges on deposit accounts	657	595	1,853	1,703
Net investment securities gain (losses)	89	-	273	2
Operating lease rental income	328	326	967	949
Gains (losses) on fixed assets and OREO	(123)	1,376	(33)	1,376
Gain on the sales of loans	33	118	197	537
Bank-owned life insurance	46	-	203	-
Asset impairment	(1,267)	-	(1,267)	-
Other	570	488	1,693	1,481

Non-interest income	1,327	3,890	6,955	9,081

Salaries and employee benefits	4,847	4,755	13,845	14,348
Occupancy, equipment, and data processing	1,434	1,243	4,342	3,876
Depreciation expense on operating leases	273	269	799	789
Bank shares tax	207	160	592	481
Professional services	449	429	1,368	1,425
Marketing	171	178	704	707
Other	1,251	1,040	3,434	2,879

Non-interest expense	8,632	8,074	25,084	24,505

Income before income taxes	955	3,807	5,498	8,220

Income taxes	148	1,030	1,329	2,288

Net income	$ 807	$ 2,777	$ 4,169	$ 5,932

PER SHARE DATA

Net income per share (Basic)	$ 0.16	$ 0.54	$ 0.80	$ 1.15
Net income per share (Diluted)	$ 0.16	$ 0.53	$ 0.80	$ 1.14
Cash dividends declared	$ 0.140	$ 0.135	$ 0.420	$ 0.405
Book value	$ 12.98	$ 12.83	$ 12.98	$ 12.83
Average bid/ask	$ 14.08	$ 18.55	$ 14.08	$ 18.55
Basic weighted average shares	5,188,562	5,165,735	5,184,173	5,159,868
Diluted weighted average shares	5,197,787	5,221,167	5,200,200	5,221,959

* These assets are managed by the Wealth Management division of the Bank and are not assets of the Bank or the Corporation.